INDEPENDENT ACCOUNTANT’S REVIEW REPORT

To The Board of Directors and Stockholders of

Freeport-McMoRan Copper & Gold Inc.:

We have reviewed the accompanying condensed balance sheet of Freeport-McMoRan Copper & Gold Inc. (a Delaware Corporation) and subsidiaries as of June 30, 2003, the related statements of income for the three-month and six-month periods ended June 30, 2003 and 2002, and the statements of cash flows for the six months ended June 30, 2003 and 2002.  These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants.  A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements as of June 30, 2003 and 2002, and for the three-month and six-month periods then ended for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Freeport-McMoRan Copper & Gold Inc. as of December 31, 2002, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended (not presented herein) and in our report dated January 16, 2003 (except for Note 15, as to which the date is March 6, 2003), we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2002, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ ERNST & YOUNG LLP

New Orleans, Louisiana

July 17, 2003